Exhibit 10(y)
THE CAMPBELL’S COMPANY

2022 LONG-TERM INCENTIVE PLAN
Performance RESTRICTED Stock Unit Agreement

(Fiscal Year 2026 – Adjusted Earnings Per Share Growth)

This PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) between The Campbell’s Company (f/k/a Campbell Soup Company and hereinafter, the “Company”) and [Employee Full Legal Name] (“Grantee”), an employee of the Company or one of its participating subsidiaries on [Grant Date] (the “Grant Date”).
WHEREAS, the Company desires to award Grantee performance Restricted Stock Units (the “Award), which each represent a right to receive one share of capital stock, $.0375 par value of the Company (a “Share” or “Shares”) as hereinafter provided (the “Performance Stock Units”), under the Company’s 2022 Long-Term Incentive Plan (the “Plan”) and this Agreement.

WHEREAS, by accepting this Award, the Grantee agrees to the terms of this Agreement.

NOW, THEREFORE, in consideration of valuable consideration the legal sufficiency of which is hereby acknowledged, the Company and Grantee, each intending to be legally bound hereby, agree as follows:

1. Form of Award. The Company hereby grants to Grantee on the Grant Date [#Granted - EPG] Adjusted Earnings Per Share Growth (“EPG”) Performance Stock Units. The Performance Stock Units are in all respects limited and conditioned as hereinafter provided, and are subject in all respects to the Plan’s terms and conditions, as amended. During the performance cycle, the Award shall consist of stock units but any portion of the Award that ultimately vests will be delivered in Shares.

The number of Shares that will vest and be delivered, if any, may range from 0-250% of the [#Granted - EPG] Performance Stock Units granted, after application of the relative Total Shareholder Return (“TSR”) multiplier that will adjust the percentage of Shares that vest in the following manner for the Company’s TSR ranking as compared to the companies in the “Performance Peer Group” (as defined in the applicable LTI Brochure) at the end of the three (3) year TSR performance period: (i) increase the percentage of Shares that vest by 25% for top quartile TSR ranking; (ii) have no impact for ranking between the bottom and top quartiles; and (iii) decrease the percentage of Shares that vest by 25% for bottom quartile ranking. Any accumulated dividend equivalents will be paid in cash pursuant to paragraph 3 below. Shares will vest and be delivered only after approval by the Compensation and Organization Committee of the Company’s Board of Directors (the “Committee”) of the achievement of Company performance criteria previously established and approved by the Committee for the performance cycle and application of the TSR multiplier (each a “Vesting Date” and as defined in the applicable LTI Brochure).

In the event an adjustment pursuant to Section 11.2 of the Plan is required, the number of Shares that may ultimately vest under the Award, if any, shall be adjusted in accordance with Section 11.2 of the Plan. All Shares that may ultimately vest under the Award, if any, after such adjustment shall be subject to the same restrictions applicable to any Shares that may have vested under this Agreement before the adjustment.

2. Full or Pro-Rata Awards upon Certain Events. Subject to Section 12.3 of the Plan, the Award shall terminate and become null and void if and when the Grantee ceases to be an employee of the Company or its subsidiaries prior to the Vesting Date due to termination for Cause, voluntary resignation, Retirement or Full Retirement, except as provided below:

(a) If the Grantee’s employment is terminated at least six (6) months following the Grant Date by the Company other than for Cause or as a result of Retirement, Total Disability, or death, the Grantee (or his or her legal representative, as applicable) shall be eligible to receive a Pro‑Rata Vesting of the Award determined as of the date of termination.

(b) If Grantee’s employment is terminated at least six (6) months following the Grant Date as a result of Full Retirement, the Performance Stock Units shall continue to vest through each Vesting Date, and the Company will deliver to Grantee, or his or her legal representative, one Share for each Performance Stock Unit vested on that date multiplied by a factor based on the Company’s attainment of performance criteria during the performance cycle as set forth in paragraph 1 above.

(c) Any Termination Prior to Six-Month Anniversary of Grant Date. If Grantee ceases to be an employee of the Company for any reason before six (6) months have elapsed from the Grant Date, the Award shall be cancelled by the Company and Grantee shall forfeit the entire Award.

(d) Cancellation. Notwithstanding the forgoing paragraph 2(a) and 2(b) above, if Grantee’s employment is terminated at least six (6) months following the Grant Date by the Company other than for Cause or as a result of Retirement, Full Retirement, Total Disability, or death, and the terms of the Non-Competition and Restrictive Covenants Agreement (“RCA”) which is attached hereto as Exhibit A are subsequently violated, the Committee or its delegate, in its sole direction, may cancel the unvested portions of the Award, including any Pro-Rata Vesting of the Award. The Grantee represents, warrants, and agrees that any such cancellation of an Award or a part thereof shall not constitute an adequate remedy of law in connection with any efforts by the Company to enforce the terms of the RCA and shall not prevent the Company from obtaining other relief, including injunctive relief, to enforce the provisions of the RCA.

(e) Integration with Severance Benefits. For U.S. participants, notwithstanding paragraphs 2(a)-(c) above, if severance is offered, eligibility for a prorated Award is contingent upon the Company receiving your signed Severance Agreement & General Release. Without a signed release, all unvested Performance Stock Units are forfeited.

(f) For purposes of this Agreement, the following terms shall have the meanings set forth below:
1. “Retirement” or “Retirement Eligible” means Grantee terminates, or is eligible to terminate, employment with the Company or its subsidiaries after attaining 55 years of age with at least 5 years of continuous service on or prior to the date of termination.

2.“Full Retirement” or “Full Retirement Eligible” means Grantee (i) is Retirement Eligible (as defined above) and (ii) terminates, or is eligible to terminate, employment with the Company or its subsidiaries after his or her (x) years of age and (y) years of continuous service equal or exceed a total of 65 when added together prior to the date of termination.

3.“Total Disability” means “Total Disability” or “Totally Disabled” as that term is defined under a Company-sponsored long-term disability plan from which Grantee is receiving disability benefits and which is in effect from time to time on and after the Grant Date.

4.“Pro-Rata Vesting” means a number of Shares deliverable upon a pro-rata vesting event. This shall be calculated by multiplying this Award by the number of months worked from Grant Date to termination date divided by 36, which will then be multiplied by a factor based on the Company’s attainment of performance criteria during the performance cycle as set forth in paragraph 1 above. Thereafter, the number of Shares deliverable shall be rounded down to the nearest whole Share.

5.“Termination of employment,” “separation from service,” and similar references mean a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) with the Company and/or any of its subsidiaries or affiliates, which includes circumstances in which Grantee is reasonably anticipated not to perform further services with the Company or its affiliates or subsidiaries.

Any Shares deliverable under this Paragraph 2 shall be delivered at the same time long-term incentive awards are normally paid and/or delivered after the end of the performance cycle.

Notwithstanding anything in this paragraph 2 to the contrary, in the case of a Key Employee (defined below), a distribution upon the Key Employee’s termination of employment shall be made on the first day of the month following six (6) months after the date on which the Key Employee separates from service or, if earlier, the date of death. A “Key Employee” means an employee who, as of his termination of employment from the Company or its affiliates or subsidiaries, is treated as a “specified employee” under Code Section 409A(a)(2)(B)(i) (i.e., a key employee as defined in Code Section 416(i) without regard to paragraph (5) thereof). Key Employees shall be determined in accordance with Code Section 409A. Currently, the Company classifies all employees in Salary Grade Levels A and B as Key Employees.
3. Dividend Equivalent Payment. After a Vesting Date, Grantee shall be paid in cash the accumulated amount equivalent to the dividends which would have been paid on such Shares underlying the Performance Stock Units to the extent the Company’s Board of Directors had approved and declared a dividend on its capital stock. Such dividend equivalent amount shall be paid during that month following that Vesting Date. Subject to paragraph 2 above, the dividend equivalent payment shall be forfeited for any Performance Stock Units that do not vest or are terminated in accordance with paragraph 2.

4. Incorporation of Plan Terms. This Award is subject to the terms and conditions of the Plan. Such terms and conditions of the Plan are incorporated into and made a part of this Agreement by reference. In the event of any conflicts between the provisions of this Agreement and the terms of the Plan, the terms of the Plan will control. The Committee shall have the right to resolve all questions which may arise in connection with the Award or this Agreement, including whether a Grantee is no longer actively employed and any interpretation, determination or other action made or taken by the Committee regarding the Plan or this Agreement shall be final, binding and conclusive. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan unless the context clearly requires an alternative meaning.

5. Cancellation/Rescission of Award after Vesting or Distribution.

(a)If while Grantee is an employee of the Company (or one of its subsidiaries) or after Grantee ceases to be such an employee, the Committee or its delegate determines that Grantee breached his or her duty of loyalty to the Company, any Shares distributed in settlement of this Award during the three (3) year period prior to such deemed breach shall be rescinded.

1.The Company shall notify Grantee in writing of any such rescission not later than one-hundred and eighty (180) days after the Company obtains knowledge of Grantee’s breach of his or her duty of loyalty as described in Subparagraph 5(a) above.

2.Within ten (10) days after receiving a such notice from the Company: (i) Grantee must surrender to the Company the Shares acquired upon settlement of this Award; or (ii) if such Shares have been sold or transferred, (x) Grantee must make a payment to the Company of the proceeds from such sale or transfer, or (y) if there are no proceeds from such transfer, Grantee must make a payment to the Company equal to the Fair Market Value (as defined in the Plan) of such Shares on the date of such transfer. In all cases, Grantee shall pay to the Company the gross amount of any gain realized or payment received (not net of any withholding or other taxes paid by Grantee) as a result of the Shares.

(b)(If while Grantee is an employee of the Company (or one of its subsidiaries) or after Grantee ceases to be such an employee, the Committee or its delegate determines that Grantee breached his or her duty of loyalty to the Company before any Performance Stock Units vest pursuant to the achievement of Company performance criteria previously established and approved by the Committee for the performance cycle (as defined in the applicable LTI Brochure), this Award shall be cancelled without further action by the Committee or its delegate.

For purposes of this Agreement and avoidance of doubt, “duty of loyalty” to the Company means that Grantee cannot act contrary to the Company’s interest, such as competing with the Company while employed or using the Company’s proprietary and confidential information to compete with the Company, or as otherwise as determined by a court of law.
6. Withholding of Taxes. The Company will require Grantee to remit an amount equal to any tax withholding required under federal, state or local law on the value of the Shares deliverable under this Agreement at such time as the Company is required to withhold such amounts. In accordance with any procedures established by the Committee, Grantee may satisfy any required tax withholding payments in cash or Shares (including the surrender of Shares held by the Grantee or those that would otherwise be issued in settlement of this Award). Any surrendered or withheld Shares will constitute satisfaction of any required tax withholding to the extent of their Fair Market Value.

7. Limits on Transferability. Grantee’s right in the Performance Stock Units awarded under this Agreement and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution. The Award shall not be subject to execution, attachment or other process.

8. Compliance with Securities Laws. Shares shall not be issued with respect to this Award unless the issuance and delivery of such Shares shall comply with all relevant provisions of state and federal laws, rules and regulations, and, in the discretion of the Company, shall be further subject to the approval of counsel for the Company with respect to that compliance.

9. No Employment or Voting Rights. Nothing contained in the Plan or this Agreement shall give any employee the right to be retained in the employment of the Company or its subsidiaries or affiliates, or their successors or assigns, whether existing now or in the future (collectively “Campbell Companies”), or affect the right of any of the Campbell Companies to terminate any employee. Grantee shall have no voting rights with respect to the Performance Stock Units.

10. Internal Revenue Code Section 409A. This Agreement shall be interpreted, operated, and administered in a manner so as not to subject Grantee to the assessment of additional taxes or interest under Code section 409A to the extent such Grantee or any payment under this Agreement is subject to U.S. tax laws, and this Agreement shall be amended as the Company, in its sole discretion, determines is necessary and appropriate to avoid the application of any such taxes or interest.

11. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12. Entire Agreement. The terms of the Plan and this Agreement when accepted by the Grantee will constitute the entire agreement with respect to the subject matter hereof. This Agreement supersedes any prior agreements, representations or promises of the parties relating to the subject matter hereof.
13. Non-Competition and Restrictive Covenants Agreement. As a condition of receiving the Award, Grantee must agree to the terms of the RCA which is attached hereto as Exhibit A and incorporated herein by reference.

14. Clawback. This Agreement and any Shares issued pursuant to this Agreement will be subject to reduction, cancellation, repayment, forfeiture or recoupment in accordance with any clawback policy adopted by the Company. By accepting this Award, the Grantee is agreeing to be bound by any such clawback policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion, and any or clawback requirements imposed under applicable laws, rules and regulations.

15. Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

16. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall acquire any rights hereunder in accordance with this Agreement or the Plan.

17. Governing Law; Jurisdiction. This Agreement shall be construed in accordance with, and its interpretation shall otherwise be governed by, New Jersey law. Each party irrevocably agrees that any legal proceeding arising out of, or relating to the subject matter of, this Agreement shall be brought in the Superior Court of New Jersey in Camden County or the United States District Court for the District of New Jersey located in Camden, New Jersey. Each party irrevocably consents to such jurisdiction and venue.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized executive all as of the Grant Date.

THE CAMPBELL’S COMPANY

By:
Diane Johnson May
Executive Vice President & Chief People
and Culture Officer

EXHIBIT A

NON-COMPETITION AND RESTRICTIVE COVENANTS AGREEMENT

This Non-Competition and Restrictive Covenants Agreement (“Agreement”) is made by and between The Campbell’s Company and its parents, subsidiaries, affiliates, predecessors, successors, and assigns (the “Company”) and <<Employee Name>> (“Employee”).

Employee has been selected to receive a Long-Term Incentive (“LTI”) award under the Company’s 2022 Long-Term Incentive Plan (“Plan”), the provisions of which are summarized in the LTI Program brochure linked below and incorporated herein by reference.

Employee understands and agrees that in consideration of the LTI award and as a precondition of accepting the LTI award, Employee must read and accept the terms and conditions of this Agreement. Employee understands and agrees that if Employee does not accept and refuses to agree to this Agreement within 90 days of being notified of the LTI award, the Compensation and Organization Committee of Campbell’s Board of Directors (“Committee”) shall, in its sole discretion, cancel the grant.
The Company and Employee agree that the Company has a legitimate business interest in, among other things, its Confidential Information (defined below) and Trade Secrets (defined below), and in the significant time, money, training, team building, and other efforts it expends to develop Employee’s skills to assist Employee in performing Employee’s duties for the Company, including with respect to establishing, developing, and maintaining the goodwill and business relationships with the Company’s customers, vendors, suppliers, and employees, all of which Employee agrees are valuable assets of the Company to which it has devoted substantial resources.

The Company and Employee further agree that the Company’s Confidential Information and Trade Secrets, including key information about, and goodwill in, its customers, vendors, suppliers, and employees are not generally known to the public, were developed over time and at significant cost to the Company, and are the subject of reasonable efforts of protection by the Company against disclosure to unauthorized parties.

As part of performing Employee’s responsibilities for the Company, Employee has or will have access to and/or will use the Company’s Confidential Information and Trade Secrets and will work with customers, vendors, suppliers, and/or employees, and the Company and Employee agree that this Agreement is reasonable to protect the Company against the irreparable harm it would suffer if Employee left the Company’s employment (for any reason) and used or disclosed its Confidential Information or Trade Secrets, and/or interfered with the goodwill and relationships the Company has in its customers, vendors, suppliers, and employees.

For good and valuable consideration, to which Employee would not otherwise be entitled without entering into this Agreement, including: (a) the promises and covenants contained in this Agreement; (b) Employee’s employment or continued employment with the Company; (c) Employee’s access to and use of the Company’s Confidential Information and Trade Secrets, including key information about, and goodwill in, its customers, vendors, suppliers, and employees; (d) award(s) under the Company’s Long-Term Incentive Plan; (e) the specialized training the Company provides to Employee to allow Employee to perform Employee’s duties for the Company; and/or (f) other good and valuable monetary consideration, the Company and Employee agree as follows (including the foregoing recitals which are expressly incorporated in this Agreement):

1.Duty of Loyalty. During the period of Employee’s employment by the Company, Employee shall not, directly or Indirectly, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, Employee’s employment by the Company.

2.Definitions.

2.1.“Business” means the development, production, manufacture, marketing, or selling of any product or service of Company, or a product or service which, to Employee’s knowledge, was under development by Company, during the twenty-four (24) months prior to the Termination Date (as defined below).

2.2.“Confidential Information” means any non-public knowledge, data, or information—in tangible, intangible, or any other form—that is created by, used in, or related to the Company’s actual or anticipated business, products, research, or development, or to the Company’s technical data, Trade Secrets, or know-how, including but not limited to: business and strategic plans, methodologies, and methods of doing business; software programs and subroutines, computer source, and object code, algorithms, and technology; data and databases; improvements; ideas; discoveries; hardware configuration information; developments; designs; manufacturing, production, and/or preservation techniques, know-how, and methods; packaging designs, methods, and functionality; product formulas; research and development; new product plans; the Company’s confidential records pertaining to its existing or potential customers, including key customer contact information, customer agreements, contract terms, and related information, like preferences, specific quotes, or pricing, and product specifications; sources of supply; confidential business opportunities; merger or acquisition activity (including targets, opportunities, or prospects); confidential information regarding suppliers or vendors, including key supplier or vendor contact information, contract terms, and related information, including supplier and sourcing information; strategies for advertising and marketing (including e-commerce); confidential business processes and strategies, including training, policies, and procedures; financial and revenue data and reports, including gross revenue, profits (including margins), pricing, quoting, and billing methods; costs; and any other business information that the Company maintains as confidential. Employee specifically understands and agrees that the term Confidential Information also includes (a) other information that is marked confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary; or (b) all confidential information of third parties that may be communicated to, acquired by, learned of, or developed by Employee in the course of or as a result of Employee’s employment with the Company or to which the Company has confidentiality obligations or use restrictions. Confidential Information does not include information that is or may become known to Employee or to the public from sources outside the Company and through means other than a breach of this Agreement or disclosed by Employee after written approval from the Company.

2.3.“Competitive Product or Service” means any product or service (in existence or under development) of any person or organization other than the Company that is the same as, similar to, or competes with the Business and upon which Employee worked or had responsibilities at the Company (or about which Employee received Confidential Information) during the twenty-four (24) months prior to the Termination Date (as defined below).

2.4.“Competitor” means Employee or any other person or organization engaged in or planning to engage in, research or development, production, marketing, selling, or servicing of a Competitive Product or Service.
2.5.“Customer” means any person(s) or organization to whom or which, within twenty-four (24) months prior to the Termination Date, Employee, directly or Indirectly: (a) provided products or services in connection with the Business; or (b) provided written proposals about products or services in connection with the Business.

2.6. “Indirectly” means assisting or working with any third person(s) or entity(ies), either personally or through the supervision of employees, including the supervision of the selling or solicitation of products or services.

2.7.“Termination Date” means Employee’s last day of employment with the Company regardless of the reason for Employee’s separation, whether voluntary and involuntary.

2.8.“Material Responsibilities” means Employee’s primary job duties and responsibilities, including in connection with supervising others.

2.9. “Restricted Geographic Area” means Employee’s assigned territory(ies) where Employee performed or directed Material Responsibilities within the twenty-four (24) months prior to the Termination Date. If Employee’s knowledge of Confidential Information, including Company strategies, processes, procedures, etc., could be used by a Competitor to unfairly compete with or undermine the Company’s legitimate business interests, the Restricted Geographic Area shall be anywhere Employee would be called upon to use such Confidential Information for the benefit of a Competitor.

2.10. “Restricted Period” means Employee’s employment with the Company (other than on the Company’s behalf) and a period of twelve (12) months after the Termination Date. Employee recognizes that this durational term is reasonably and narrowly tailored to the Company’s legitimate business interest and need for protection with each position Employee holds at the Company.

2.11.“Trade Secret” means information defined as a trade secret under applicable state law or the Defend Trade Secrets Act of 2016.

3.Restrictive Covenants. To protect the Company’s legitimate business interests, including with respect to Employee’s access to and use of the Company’s Confidential Information and Trade Secrets, including key information about, and goodwill in, its referral sources, customers, vendors, suppliers and employees, Employee agrees that:
3.1Non-Competition and Non-Competition Payments.*

3.1.1Non-competition. During the Restricted Period and within the Restricted Geographic Area, Employee shall not, directly or Indirectly, perform Material Responsibilities in connection with a Competitive Product or Service. Notwithstanding the foregoing, Employee may accept employment with a Competitor whose business is diversified, provided that: (a) Employee will not be working on or providing Competitive Products or Services; and (b) the Company receives prior written assurances from the Competitor and Employee that are satisfactory to the Company that Employee will
* In accordance with New Jersey law, this Section 3.1 shall not apply to employees of the Company who are employed in the capacity of attorneys.

not work on or provide Competitive Products or Services. In addition, nothing in this Agreement is intended to prevent Employee from investing Employee’s funds in the securities of a business that is directly competitive with the Company if the securities of such a business are listed for trading on a registered securities exchange or actively traded in an over-the-counter market and Employee’s holdings represent less than one percent (1%) of the total number of outstanding shares or principal amount of the securities of such a business.

3.2.1Non-Competition Payments.

(a)Under the terms of this Section 3.1.2, the Company will pay Employee Non-Competition Payments (defined below) if, after ninety (90) days from the Termination Date, Employee (despite Employee’s best efforts) is unable, due solely to the provisions of this Agreement, to secure other employment that does not violate Section 3.1.1. Employee shall provide the Company’s General Counsel with written notice, which shall include a summary of Employee’s best efforts to-date to find employment. The Company will then have ten (10) days to inform Employee in writing that it will (a) no longer enforce Section 3.1.1; or (b) continue to enforce Section 3.1.1. If the Company elects to continue to enforce Section 3.1.1, it shall pay Employee during the remainder of the post-separation Restricted Period payments equal to 100% of Employee’s base salary (exclusive of commissions, bonuses, benefits, allowances, and any other form of compensation) which Employee had been receiving as of the Termination Date (the “Non-Competition Payments”). The Non-Competition Payments shall continue for as long as the Company elects to continue to enforce Section 3.1.1 or until such time as Employee finds employment that also complies with Employee’s obligations under Section 3.1.1

(b)The Employee Accounting. As a condition to receiving the Non-Competition Payments, Employee shall actively and conscientiously seek employment and will inform the Company’s General Counsel on a monthly basis, in a detailed written account, of all such efforts (the “Employee Accounting”). Employee understands and agrees that the Company, in its sole discretion, may elect not to pay Employee for any month for which Employee does not provide the Company with the Employee Accounting. Upon obtaining employment consistent with Employee’s obligations under this Agreement, Employee shall immediately notify the Company’s General Counsel in writing, and the Company shall permanently stop making the Non-Competition Payments. For clarity, the Company shall not make, and Employee shall not be entitled to receive, any Non-Competition Payments while Employee is employed. The Company reserves the right to claw back any Non-Competition Payments it makes to Employee where Employee failed to immediately notify the Company that Employee obtained employment consistent with Employee’s obligations under this Agreement. Employee waives any objection or defense to such a claw back.

(c)Company Discretion. Notwithstanding the provisions in Section 3.1.2, the Company, in its sole and absolute discretion, may discontinue the Non-Competition Payments at any time during the post-separation Restricted Period by releasing Employee of Employee’s obligations to the Company under this Section 3.1.1 The discontinuance by the Company of Non-Competition Payments shall have no impact on Employee’s other contractual obligations set forth in this Agreement including, but not limited to, the other post-employment obligations set forth in Section 3 and Employee’s confidentiality obligations in Section 4.

(d)Exclusion/Cause. Employee is not eligible for Non-Competition Payments under this Section 3.1.2 if the Company terminates Employee’s employment for Cause or if Employee voluntarily terminates Employee’s employment with the Company. In the event of either exclusion, Employee must still abide by all the terms in this Agreement including under Section 3.1.1. “Cause” shall mean: (1) engaging in gross misconduct that is injurious to the Company, monetarily or otherwise; (2) misappropriation of funds; (3) willful misrepresentation to the directors or officers of the Company; (4) gross negligence in the performance of one’s duties having an adverse effect on the business, operations, assets, properties, or financial condition of the Company; (5) conviction of a crime involving moral turpitude; or (6) entering into competition with the Company. The determination of whether one’s employment was terminated for Cause shall be made by the Company in its sole discretion.

3.2Non‑Solicitation and Non-Inducement of Customers. During the Restricted Period and in connection with a Competitive Product or Service, Employee shall not directly or Indirectly: (a) solicit or refer (or attempt to solicit or refer) any Customer to a Competitor; and/or (b) induce or encourage (or attempt to induce or encourage) any Customer to terminate a relationship with the Company or otherwise to cease accepting services or products from the Company.

3.3Non-Solicitation and Non‑Inducement of Employees. During the Restricted Period, Employee shall not directly or Indirectly (e.g., through others) solicit, hire, interfere with, attempt to entice away from the Company, or recommend for employment outside of the Company, any individual (with whom Employee had business contact) who is employed by the Company at the time of such solicitation, hiring, interference, or enticement or who voluntarily terminated their employment with the Company within six (6) months of such solicitation, hiring, interference, or enticement.

3.4Non-Interference with Vendors and Suppliers. During the Restricted Period, Employee shall not directly or Indirectly interfere with the Company’s relationships with its vendors or suppliers in any way that would impair the Company’s relationship with such vendors or suppliers, including by reducing, diminishing, or otherwise restricting the flow of supplies, services, or goods from the vendors or suppliers to the Company.

3.5Covenants are Reasonable. Employee acknowledges and agrees that: (a) the covenants in this section (i) are necessary and essential to protect the Company’s Confidential Information, Trade Secrets and the goodwill in its customers, vendors, suppliers, and employees; (ii) the area, duration and scope of the covenants are reasonable and necessary to protect the Company; (iii) do not unduly oppress or restrict Employee’s ability to earn a livelihood in Employee’s chosen profession; (iv) are not an undue restraint on Employee’s trade or any of the public interests that may be involved; (b) good and valuable consideration exists for Employee’s agreement to be bound by the covenants in this section; and (c) the Company has a legitimate business purpose in requiring Employee to abide by the covenants set forth in this section.

3.6General Exceptions. Employee understands that the restrictive covenant obligations in this section shall not apply to Employee if Employee is covered under applicable state statute or local ordinance/rule prohibiting non-competes or non-solicits, including on the basis of Employee’s income or profession.

4.Confidential Information and Trade Secrets.

4.1.Access and Use. Employee acknowledges and agrees that, by virtue of Employee’s employment with the Company and exercise of Employee’s duties for the Company, Employee will have access to and will use certain Confidential Information and Trade Secrets, and that such Confidential Information and Trade Secrets constitute confidential and proprietary Business information and/or Trade Secrets of the Company, all of which are the Company’s exclusive property.

Accordingly, Employee agrees that, except exclusively on behalf of the Company, Employee shall not, and shall not permit any other person or entity to, directly or Indirectly, without the prior written consent of the Company: (a) use Confidential Information or Trade Secrets for the benefit of any person or entity other than the Company; (b) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information or Trade Secrets, except as required to perform responsibilities for the Company; (c) load, install, copy, store, or otherwise retain any Confidential Information on any non-Company computer or other device; and (d) while employed and thereafter, publish, release, disclose, deliver, or otherwise make available to any third party any Confidential Information or Trade Secrets by any communication, including oral, documentary, electronic, or magnetic information transmittal device or media.

4.2.Duration of Confidential Information and Trade Secrets. This obligation of non-disclosure and non-use shall last so long as the information remains confidential. However, Employee understands that if Employee primarily lives and works in any state requiring a temporal limit on non-disclosure clauses, Confidential Information that is not a Trade Secret shall be protected for no less than two (2) years following the Termination Date. Employee also understands that Trade Secrets are protected by statute and are not subject to any time limits. Employee also agrees to contact Company’s General Counsel in writing before using, disclosing, or distributing any Confidential Information or Trade Secrets if Employee has any questions about whether such information is protected information.

4.3.Immunity under the Defend Trade Secrets Act of 2016. Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that: (a) is made (i) in confidence to a Federal, State, or local government official, either directly or Indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In certain circumstances, disclosures to attorneys made under seal or pursuant to court order are also protected under said Act.

4.4.Additional Legal Exceptions to Non-Disclosure Obligations. Nothing in this Agreement shall be construed to prevent Employee’s disclosure of Confidential Information as may be required by applicable law or regulation, especially with respect to reporting a violation in good faith or cooperating with a Federal or State administrative agency (e.g., Securities and Exchange Commission, Department of Labor, Equal Employment Opportunity Commission (or equivalent state employment agencies), etc.), or pursuant to the valid order of a court of competent jurisdiction; provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Only with respect to an order of a court of competent jurisdiction, Employee shall promptly provide the Company’s General Counsel with written notice of any such order. If the Company chooses to seek a protective order or other remedy, Employee shall cooperate fully with the Company. If the Company does not obtain a protective order or other remedy or waives compliance with certain provisions of this Agreement, Employee shall furnish only that portion of the Confidential Information which, in the written opinion of counsel, is legally required to be disclosed and Employee shall use Employee’s best efforts to obtain assurances that confidential treatment will be accorded to such disclosed Confidential Information. In addition, nothing in this Agreement in any way prohibits or is intended to restrict or impede, and shall not be interpreted or understood as restricting or impeding Employee from: (a) if Employee is a non-supervisory or non-managerial employee, exercising Employee’s rights under Section 7 of the National Labor Relations Act (NLRA) (including with respect to engaging in concerted activities for the purpose of collective bargaining or other mutual aid or protection, discussing terms and conditions of employment, or otherwise engaging in protected conduct); or (b) otherwise disclosing or discussing truthful information about unlawful employment practices (including unlawful discrimination, harassment, retaliation, or sexual assault).
5.Return of Company Property and Information/Social Media. Employee agrees that upon the Termination Date (or earlier if requested by the Company) Employee shall immediately return to the Company all property and information belonging to the Company (in electronic or hard-copy form). Employee shall also disclose to the Company any passwords for Employee’s computer or other access codes for anything associated with Employee’s employment with the Company, and shall not delete or modify any property (including by factory resetting or wiping devices) prior to its return to the Company. To the extent that any Company information (whether or not such information is designated as confidential or proprietary) resides on Employee’s personal computer, tablet, external hard drives, flash drives, cloud-based storage platforms, or any other personal device or storage location (“Employee Devices”), Employee shall cooperate with the Company to remove or delete such information from the Employee Devices, including by providing access and passwords to the Employee Devices to the Company’s third-party forensic provider. The third-party forensic provider shall hold Employee’s personal information in confidence (and not disclose it to the Company) and shall limit its activity solely to removing and deleting Company information from the Employee Devices. Unless otherwise agreed to in writing by the Company in advance, Employee further acknowledges and agrees that, beginning on the Termination Date, (a) Employee shall remove any reference to the Company as Employee’s current employer from any source Employee controls, either directly or Indirectly, including, but not limited to, any social media, including LinkedIn, Facebook, X (formerly knowns as Twitter), Instagram, Google+, and/or TikTok, etc. and (b) Employee is not permitted to represent Employee as currently being employed by the Company to any person or entity, including, but not limited to, on any social media.

6.Assignment of Inventions and Intellectual Property.

6.1.Ownership of Intellectual Property. Employee hereby irrevocably assigns to the Company (or its designees) and agrees to hold in trust for the sole right and benefit of the Company, without any additional consideration, and to promptly make full written disclosure to the Company of, all of Employee’s right, title, and interest in and to any and all inventions (using the dictionary definition) that Employee invents during Employee’s employment. Employee hereby acknowledges and agrees that inventions made, conceived, developed, invented, or otherwise reduced to practice by Employee, alone or jointly with others, during the course of Employee’s employment with the Company, provided that such inventions are related in any manner to the Company’s current or demonstrably anticipated Business or are conceived or made on the Company’s time or with the use of the Company’s facilities, Confidential Information or materials or in connection with Employee’s association with the Company, are the sole and exclusive property of the Company and subject to this assignment. Employee understands that the obligations under this Section do not apply to any invention for which no equipment, supplies, facilities, or Confidential Information or Trade Secrets of the Company were used and which was developed entirely on Employee’s own time, or the Invention is non-assignable; including as required under the laws of California (Cal. Lab. Code § 2870), Delaware (Del. Code tit.19 § 805), Illinois (765 ILCS 1060/2), Kansas (Kan., Stat. § 44-130), Minnesota (Minn. Stat. § 181.78), Nevada (Nev. Rev. Stat. § 600.500), New Jersey (N.J. Stat. § 34:1B-265), North Carolina (N.C. Gen Stat. § 66-57.1), New York (N.Y Lab. Law §203-F), Utah (Utah Code § 34-39-3(1)-(3)) and Washington (Wash. Rev. Code § 49.44.140.). If Employee lives in any jurisdiction with a non-assignable invention statute and/or that requires notice of such, Employee will promptly advise the Company in writing of any inventions that Employee believes are Excluded Inventions and are not otherwise previously disclosed to permit a determination of ownership by the Company. Any such disclosure will be received in confidence. Employee agrees not to use or incorporate such an Excluded Invention in any released or unreleased Company invention, product, service, program, process, development, or work in progress without the Company’s written consent. To the extent Employee uses or incorporates , permits the Company to use or incorporate such an Excluded Invention, Employee irrevocably and unconditionally grants (to the extent Employee has authority to do so) to the Company a perpetual, royalty-free, fully paid up, worldwide license (with the right to sublicense) to exercise any and all rights with respect to such Excluded Invention, This license will be exclusive, subject only to any pre-existing non-exclusive licenses or other pre-existing rights not subject to Employee’s control.

6.2.Copyright and Works Made for Hire. Employee acknowledges that all copyrightable works that are made by Employee (solely or jointly with others) within the scope of employment and during the period of Employee’s employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101. To the extent that any work of authorship may not be deemed to be a work made for hire, Employee hereby irrevocably assigns and vests all title, interest, and right of all Employee’s ownership rights in and to such work to the Company.

6.3.Cooperation in Enforcement if Intellectual Property Rights. Employee agrees to assist the Company (or its designees), at the Company’s expense, but without additional compensation to Employee, to secure the Company’s (or its designees’) rights, in any Company Inventions or other intellectual property rights in any and all countries. The obligation to assist the Company in this regard will continue after the Termination Date; but after the Termination Date, Company will compensate Employee at a reasonable rate for the time actually spent by Employee at the Company’s request on such assistance. If the Company is unable for any reason whatsoever—including the Company’s inability after expending reasonable efforts to locate Employee, or Employee’s mental or physical incapacity—to secure Employee’s assistance in this regard, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for and on Employee’s behalf and in Employee’s stead to execute and file any applications and documents and to do all other lawfully permitted acts for the sake of Company Inventions or other intellectual property with the same legal force and effect as if executed or conducted by Employee. This appointment is coupled with an interest in and to Employee’s rights, title, and interest, and it survives Employee’s death or disability.

7.At-Will. Employee acknowledges and agrees that nothing in this Agreement is a guarantee or assurance of employment for any specific period of time. Employee understands that Employee is an at-will employee and that either Employee or the Company may terminate this at-will employment relationship at any time for any reason not prohibited by law.

8.Severability and Reformation. The covenants in each section of this Agreement are independent of any other provisions of this Agreement. Each term in this Agreement constitutes a separate covenant between the parties, and each term is fully severable from any other term. Employee and the Company agree if any particular paragraphs, subparagraphs, phrases, words, or other portions of this Agreement are determined by an appropriate court to be invalid or unenforceable as written, they shall be modified as necessary to comport with the reasonable intent and expectations of the parties and in favor of providing reasonable protection to all of the Company’s legitimate business interests, and such modification shall not affect the remaining provisions of this Agreement, or if they cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, and all remaining terms and provisions shall remain enforceable.

9.Tolling. As a form of equitable relief, unless prohibited by law, the Company reserves the right to request, and Employee will not object, that a court of competent jurisdiction extend the

Restricted Period for any period of time that Employee is in breach of this Agreement so that the Company receives the full benefit of Employee’s promises in the restrictive covenants.
10.Relief, Remedies, and Enforcement. Employee acknowledges and agrees that a breach of any provision of this Agreement by Employee will cause serious and irreparable injury to the Company that will be difficult to quantify and that money damages alone will not adequately compensate the Company. In the event of a breach or threatened or intended breach of this Agreement by Employee, the Company shall be entitled to injunctive relief, both temporary and final, enjoining and restraining such breach or threatened or intended breach. Employee further agrees that should Employee breach this Agreement, the Company will be entitled to any and all other legal or equitable remedies available to it, including the recovery and return of any amount paid to Employee to enter into this Agreement, and/or the disgorgement of any profits, commissions, or fees realized by Employee, any subsequent employers, any business owned or operated by Employee, or any of Employee’s agents, heirs, or assigns. Employee shall also pay the Company all reasonable costs and attorneys’ fees the Company incurs because of Employee’s breach of any provisions of this Agreement.

11.Entire Agreement, Amendments. Employee agrees that this Agreement constitutes the entire agreement and understanding between the parties and supersedes any prior agreements, either oral or in writing, between Employee and the Company with respect to all matters within the scope of this Agreement. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Employee and an Executive Officer of the Company. This Agreement shall be enforced in accordance with its terms and shall not be construed against either party.

12.No Conflicts. Employee represents and warrants that Employee’s performance of all the terms of this Agreement, and the performance of Employee’s duties as an employee of the Company or the fact of Employee’s employment with the Company, do not and will not breach any agreement between Employee and any other person, including any prior employer. Employee further agrees not to use or bring on to the Company premises (in hard-copy or in electronic form) any property or information belonging to a prior employer.

13.Survival. The obligations Employee has undertaken in this Agreement shall survive the Termination Date and no dispute regarding any other provisions of this Agreement or regarding Employee’s employment or the termination of Employee’s employment shall prevent the operation and enforcement of these obligations.

14.Counterparts. This Agreement may be executed (electronically or otherwise) in one or more counterparts, each of which shall constitute an original, and all of which shall constitute one instrument. A signature made on a .PDF or facsimile copy of this Agreement or a signature to this Agreement transmitted by .PDF or facsimile shall have the same effect as an original signature. No party to this Agreement will raise the use of a .PDF file or other electronic transmission to deliver a signature as a defense to the formation of a contract and each party waives any such defense.

15.Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. Employee may not assign Employee’s rights and obligations under this Agreement without prior written consent of the Company. The Company may assign this Agreement and/or its rights or obligations under this Agreement. Any and all rights and remedies of the Company under this Agreement shall inure to the benefit of and be enforceable by any successor or assignee of the Company.

16.Governing Law, Venue and Waiver. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey without reference to principles of conflicts of laws. The parties stipulate that the exclusive venue for any legal proceeding arising out of this Agreement is the state and federal courts sitting in or covering Camden County, New Jersey. The parties waive any defense, whether asserted by motion or pleading, that the venue specified by this section is an improper or inconvenient venue; provided that the Company may commence a legal proceeding in any other relevant jurisdiction for the purpose of enforcing its rights under this Agreement.

17.Restrictive Covenant Addenda. Employee acknowledges and agrees that different restrictive covenant obligations other than those set forth in Section 3 and other provisions in this Agreement may apply to Employee if Employee primarily resides or works in certain jurisdictions. While Employee primarily resides or works in such a jurisdiction, including on the Termination Date, Employee agrees that the restricted activities set forth in Section 3, as well as any other applicable provisions set forth in this Agreement, shall be superseded only as set forth in the applicable Addendum attached hereto as Appendix A.

IN WITNESS WHEREOF, the undersigned have executed this Agreement freely and voluntarily with the intention of being legally bound by it.

EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS READ THE ABOVE NON-COMPETITION AND RESTRICTIVE COVENANTS AGREEMENT AND HAS BEEN GIVEN ADEQUATE TIME TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS/HER CHOICE.

F’26 LTI PROGRAM BROCHURE <<INSERT LINK>>

APPENDIX A
ADDENDA TO NONCOMPETITION AND RESTRICTIVE COVENANTS AGREEMENT

As set forth in Section 17 of the above Non-Competition and Restrictive Covenants Agreement (the “Agreement”), Employee acknowledges and agrees that certain restricted activities set forth in Section 3, as well as other provisions set forth in the Agreement, are superseded or modified by an Addendum if Employee primarily resides or works in any of the following jurisdictions:
California
Colorado
District of Columbia
Georgia
Illinois
Louisiana
Minnesota
Massachusetts
Nebraska
North Dakota
Oklahoma
Oregon
Virginia
Washington
Wisconsin
Wyoming

To the extent that Employee primarily resides or works in such a jurisdiction, Employee agrees that the restricted activities set forth in the Agreement shall be superseded only as set forth in the applicable Addendum below, to which Employee agrees simultaneously with the execution of the Agreement.

Capitalized terms used but not defined in the following Addenda shall have the respective meanings ascribed to such terms in the Agreement. This section is expressly incorporated into and made part of each Addendum below.

CALIFORNIA ADDENDUM
Addendum No. 1:

The language in Section 3 “Restrictive Covenants” is modified by adding the following

The restrictions related to competitive activities and solicitation in Section 3 only apply while Employee is employed by or otherwise working for the Company. This modification shall be effective only during such period of time that Employee primarily works and resides in the State of California.

Addendum No. 2:

The language in Section 16 “Governing Law, Venue and Waiver” is modified by adding the following:

Employee understands that while residing or working in the State of California, the Agreement will be subject to the substantive laws of the State of California.

COLORADO ADDENDUM
Addendum No. 1:

The language in Section 2.9 “Restricted Geographic Area” is modified by adding the following:

Restricted Geographic Area only covers territory where Employee’s knowledge of the Company’s Trade Secrets could be used by a Competitor to unfairly compete with or undermine the Company’s legitimate business interests.

Addendum No. 2:

A new Section 3.7 “Acknowledgement” is added as follows:

Employee acknowledges and agrees Employee has been provided with, and has signed, a separate notice of Employee’s obligations either (a) prior to Employee’s acceptance of employment with the Company or (b) for current employees of the Company, at least fourteen (14) days before the effective date of this Agreement, in the following form and substance. Employee further acknowledges and agrees that Sections 3.1, 3.2 and 3.4 shall not become effective until (c) Employee’s first day of employment, if presented with such notice and a copy of the Agreement prior to accepting an offer of employment, or (d) for current employees of the Company, fourteen (14) days after receiving such notice and a copy of the Agreement.

Addendum No. 3:

The language in Section 4.1 “Access and Use” is modified by adding the following:

Employee acknowledges and agrees that the restrictions in this section are reasonable and shall not prohibit the disclosure of information arising from Employee’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information readily ascertainable to the public, and/or information an employee has a right to disclose as legally protected conduct.

Addendum No. 4:

The language in Section 16 “Governing Law, Venue and Waiver” is modified by adding the following:

Employee understands that if Employee primarily resides or works in the State of Colorado at the time Employee’s employment with the Company is terminated, the Agreement will be subject to the substantive laws and courts of the State of Colorado. During this period, venue shall be the State and Federal courts sitting in Colorado and the parties waive any defense, whether asserted by motion or pleading, that the venue specified by this Addendum is an improper or inconvenient venue.

DISTRICT OF COLUMBIA Addendum

Under the District of Columbia’s Ban on Non-Compete Agreements Amendment Act of 2020, as amended by the Non-compete Clarification Amendment Act of 2022 (collectively, the “Act”), the following addenda for the District of Columbia shall apply to employers who are operating in the District of Columbia or any person or group of persons acting directly or indirectly in the interest of an employer operating in the District of Columbia in relation to an employee or a prospective employee. The primary Agreement otherwise controls.

Addendum No. 1:

A new Section 3.7 “Covered Employee Ban” is added as follows:

Employee understands that the non-competition obligations under Section 3.1 shall not apply to Employee if Employee is considered a “covered employee” under the Act. Employee is a covered employee if the following conditions are satisfied:

Current Employees – If Employee has commenced work for the Company, Employee is covered if (a) Employee spends more than 50% of Employee’s work time for the Company working in the District of Columbia; or (b) Employee’s employment is based in the District of Columbia, and Employee regularly spends a substantial amount of Employee’s work time for the Company in the District of Columbia and not more than 50% of Employee’s work time for the Company in another jurisdiction.

Prospective Employees – If Employee has not yet commenced work for the Company, Employee is covered if (a) the Company reasonably anticipates that Employee will spend more than 50% of Employee’s work time for the Company working in the District of Columbia; or (b) Employee’s employment for the Company will be based in the District of Columbia, and the Company reasonably anticipates that Employee will regularly spend a substantial amount of Employee’s work time for the Company in the District of Columbia and not more than 50% of Employee’s work time for the Company in another jurisdiction.

Addendum No. 2:

A new Section 3.9 “Notice” is added as follows:

Employee agrees that before being required to sign this Agreement, the Company provided written notice to Employee that Employee had fourteen (14) calendar days before Employee commenced employment to review the non-competition provision in the Agreement; or, in the case of a current employee, that Employee had at least fourteen (14) calendar days to review the non-competition provision in the Agreement before Employee must execute the Agreement. In addition, the Company provided Employee with the following written notice.

The District’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. The Company has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).

Georgia ADDENDUM Addendum No. 1: The language in Section 3.3 “Non-Solicitation and Non-Inducement of Employees” is modified so that its obligations are limited to the Restricted Geographic Area.

ILLINOIS ADDENDUM

Addendum No. 1:

A new Section 3.7 is added as follows:

Employee understands that (a) the non-competition obligations under Section 3.1 shall only apply to Employee if Employee earns the statutory minimum compensation set by Illinois statute (e.g., between January 1, 2021 and January 2, 2027, the statutory threshold is $75,001 per year or more); and (b) the non-solicitation obligations under Section 3.2 through Section 3.4 shall only apply to Employee if Employee earns the statutory minimum compensation set by Illinois statute (e.g., between January 1, 2022 and January 2, 2027, the statutory threshold is $45,001 per year or more).

Addendum No. 2:

A new Section 3.8 is added as follows:

Employee agrees that before being required to sign this Agreement, the Company provided Employee with fourteen (14) calendar days to review it. The Company advises Employee to consult with an attorney before entering into this Agreement.

LOUISIANA ADDENDUM

Addendum No. 1:

The language in Section 2.9 “Restricted Geographic Area” is stricken in its entirety and replaced with the following:

“Restricted Geographic Area” means all of the parishes (and equivalents) in the State of Louisiana, so long as Company continues to carry on business therein. Employee also understands that the Company serves those counties of the adjacent states that border the State of Louisiana and that Employee will equally be bound in those geographic areas where Employee also performs Material responsibilities for the Company during the two (2) years prior to the Termination Date.

Addendum No. 2:

The language in Section 3.2 “Non-Solicitation and Non-Inducement of Customers” and Section 3.4 “Non-Interference with Vendors and Suppliers” is modified as follows:

The Non-Solicitation and Non-Inducement of Customers covenant (in Section 3.2) and the Non-Interference with Vendors and Suppliers covenant (in Section 3.4) are limited to those customers, vendors and suppliers who are located in the Restricted Geographic Area. Employee agrees that the foregoing provides Employee with adequate notice of the geographic scope of the restrictions contained in the Agreement by name of specific parish or parishes (and equivalents), municipality or municipalities, and/or parts thereof.

Addendum No. 3:

The parties agree that the effective date of the Agreement shall be no sooner than Employee’s first day of employment with the Company; even if Employee signs the Agreement at an earlier date.

Massachusetts Addendum

Addendum No. 1:

The language in Section 3.1 “Non-Competition” is stricken in its entirety and replaced with the following:

3.1.1 During Employee’s employment with the Company, and for a period of one (1) year following the Termination Date, Employee shall not, directly or Indirectly, perform the same or similar responsibilities (excepting clerical or menial labor) Employee performed for the Company in connection with Competitive Product or Service; provided, that the foregoing restriction shall not apply the following the Termination Date if Employee’s employment was terminated by the Company without cause. For purposes of this section “cause” means misconduct, violation of any policy of the Company (including any rule of conduct or standard of ethics of the Company), breach of the Agreement (including this Massachusetts Addendum) or the breach of any confidentiality, non-disclosure, non-solicitation or assignment of Inventions obligations to the Company, failure to meet the Company’s reasonable performance expectations, or other grounds directly and reasonably related to the legitimate business needs of the Company.

3.1.2 Notwithstanding the provisions of Section 3.1.1, above, Employee may accept employment with a Competitor whose business is diversified, provided that: (a) Employee will not be engaged in working on or providing Competitive Products or Services or otherwise use or disclose Confidential Information or Trade Secrets; and (b) the Company receives prior written assurances from the Competitor and Employee that are satisfactory to the Company that Employee will not work on or provide Competitive Products or Services, or otherwise use or disclose Confidential Information or Trade Secrets. In addition, nothing in this Agreement is intended to prevent Employee from investing Employee’s funds in securities of a person engaged in a business that is directly competitive with the Company if the securities of such a person are listed for trading on a registered securities exchange or actively traded in an over-the-counter market and Employee’s holdings represent less than one percent (1%) of the total number of outstanding shares or principal amount of the securities of such a person.

3.1.3 If the Company enforces the non-competition restrictions of this section for a period of time following the Termination Date (the “Restraint Period”), it will pay Employee an amount equal to fifty percent (50%) of the highest annualized base salary that Employee received from the Company within the two (2) years prior to the Termination Date, less any applicable deductions (the “Restraint Payment”). The Restraint Payment will be paid on a pro-rata basis during the Restraint Period in the same manner that Employee would have received wages from the Company had Employee been employed during the Restraint Period.

3.1.4 The Restraint Period shall be extended to twenty-four (24) months if Employee (a) breached Employee’s fiduciary duty(ies) to the Company, or (b) unlawfully took, physically or electronically, property belonging to the Company.

3.1.5 Employee understands that if the Company elects to waive the non-competition restrictions set forth herein, Employee will not receive any compensation or consideration described above. Employee further understands that at the time of Employee’s separation from employment, the Company (a) shall elect whether to waive its enforcement of the non-competition provisions in the Agreement (including this Massachusetts Addendum), and (b) shall notify Employee of its election in writing.

3.1.6 NOTICE. If Employee was already employed by the Company on the date of Employee’s signature on the Agreement or on this Massachusetts Addendum, Employee acknowledges (a) that the Agreement, including this Massachusetts Addendum, was delivered to Employee at least ten (10) business days before the date that this Massachusetts Addendum was executed by both of the parties (the “Effective Date”), and (b) that Employee has been provided with fair and reasonable consideration in exchange for Employee’s agreement to the non-competition restriction set forth in this section.

3.1.7 NOTICE. If Employee was not already employed by the Company on the date of Employee’s signature on the Agreement or on this Massachusetts Addendum, Employee acknowledges that the Agreement, including this Massachusetts Addendum, was delivered to Employee (a) before a formal offer of employment was made to Employee by the Company, or (b) ten (10) business days before the commencement of Employee’s employment with the Company, whichever occurs sooner.

3.1.8 Employee acknowledges that Employee has been advised of Employee’s right to consult with counsel of Employee’s own choosing prior to signing the Agreement and this Massachusetts Addendum. By signing the Agreement and this Massachusetts Addendum, Employee acknowledges that Employee has had time to read and understand the terms of the Agreement and this Massachusetts Addendum, and to consult with Employee’s own legal counsel (not including counsel for the Company) regarding the Agreement and this Massachusetts Addendum prior to their execution. Employee agrees that Employee has actually read and understood the Agreement and this Massachusetts Addendum and all of their terms, that Employee is entering into and signing the Agreement and this Massachusetts Addendum knowingly and voluntarily, and that in doing so Employee is not relying upon any statements or representations by the Company or its agents.

3.1.9 Employee acknowledges (a) that the non-competition covenant contained in this section is no broader than necessary to protect the Company’s Confidential Information, Trade Secrets, and goodwill, and (b) that those business interests, and the business interests identified in the Agreement, cannot be adequately protected through restrictive covenants other than the non-competition covenant contained in this section, including without limitation the non-solicitation, non-disclosure, non-interference, non-inducement, and non-use restrictions set forth in Sections 3.2, 3.3, 3.4, and 4 of the Agreement.

Addendum No. 2:

The language in Section 11 “Entire Agreement, Amendments” is stricken in its entirety and replaced with the following:

Employee agrees that this Agreement constitutes the entire agreement and understanding between the parties and supersedes any prior agreements, either oral or in writing, between Employee and the Company with respect to all matters within the scope of this Agreement. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Employee and an Executive Officer of the Company. Employee agrees that any change or changes in Employee’s job title, job duties, or responsibilities, reporting structure, compensation, or any other term or condition of Employee’s employment after the date that Employee executes the Agreement or this Massachusetts Addendum shall not affect the validity or scope of the restrictive covenants set forth in the Agreement and in this Massachusetts Addendum. The restrictive covenants will remain valid, effective, and enforceable notwithstanding any such change or changes in Employee’s employment. This Agreement shall be enforced in accordance with its terms and shall not be construed against either party.

Addendum No. 3:

The language in Section 16 “Governing Law, Venue and Waiver” is modified as to Section 3.1 only, as follows:

16. Governing Law, Venue and Waiver

16.1 The non-competition covenant contained in Section 3.1 shall be governed by Massachusetts substantive law. Any action relating to or arising out of the non-competition covenant contained in Section 3.1 shall be brought in (a) the United States District Court for the District of Massachusetts, Eastern Division, if that Court has subject matter jurisdiction over the dispute; or, if it does not, (b) the Business Litigation Session of the Suffolk County Superior Court, or, if the Business Litigation Session does not accept the case for any reason whatsoever, (c) the Suffolk County Superior Court. Employee agrees and consents to the personal jurisdiction and venue of the federal or state courts of Massachusetts for resolution of any disputes or litigation arising under or in connection with the non-competition covenant contained in Section 3.1, and Employee waives any objections or defenses to personal jurisdiction or venue in any such proceeding before any such court.

16.2 The parties further agree that any disputes between them, whether relating to the Agreement, this Addendum, or any other conflict, claim or dispute, shall be tried by a judge.

MINNESOTA ADDENDUM

Addendum No. 1:

The language in Section 3.1 “Non-Competition” is stricken in its entirety and replaced with the following:

During Employee’s employment with the Company, through the end of the Termination Date, Employee shall not be employed by, or otherwise provide services on behalf of, a Competitor, or perform the same or similar duties Employee performed for the Company in connection with a Competitive Product or Service.

Addendum No. 2:

The language in Section 3.2 “Non-Solicitation and Non-Inducement of Customers” is stricken in its entirety and replaced with the following:

During the Restricted Period and in connection with a Competitive Product or Service, Employee shall not, directly or Indirectly: (a) solicit, refer, induce or encourage (or attempt to solicit, refer, induce or encourage) any Customer to do business with a Competitor; and/or (b) induce or encourage (or attempt to induce or encourage) any Customer to terminate a relationship with the Company or otherwise to cease accepting services or products from the Company.

Addendum No. 3:

The heading of Section 3.5 “Covenants are Reasonable” is changed to “Covenants are Reasonable/Consideration,” and the language of said Section is modified by adding the following language at the end of said Section:

Employee further acknowledges and agrees that (a) the covenants in this Section are no broader than necessary to protect the Company’s legitimate business interests (including but not limited to business interests in its Confidential Information, Trade Secrets, goodwill, customer relations, and employee relations), (b) those business interests cannot be adequately protected other than through these covenants, (c) Employee and the Company bargained for the terms of this Agreement, including the covenants in this Section and the consideration therefor, and (d) Employee either (i) was advised, prior to Employee’s acceptance of the Company’s offer of employment, of the terms of this Agreement, and that the Company’s offer of employment was contingent on Employee’s agreement to those terms, or (ii) received additional consideration in exchange for entering into this Agreement, to which Employee was not otherwise entitled, which additional consideration gave Employee real advantages.

Addendum No. 4:

The language in Section 16 “Governing Law, Venue and Waiver” is modified by adding the following language at the end of said Section:

Notwithstanding the foregoing, Employee understands that while Employee primarily resides and works in the State of Minnesota, the Agreement will be construed and enforced in accordance with the substantive laws of the State of Minnesota without reference to principles of conflicts of laws.

NEBRASKA ADDENDUM

Addendum No. 1:

The language in Section 2.5 “Customer” is stricken in its entirety and replaced with the following:

“Customer” means any person(s) or entity(ies) whom, within twenty-four (24) months prior to the Termination Date, Employee, directly provided products or services in connection with the Business.

Addendum No. 2:

The language in Section 2.9 “Restricted Geographic Area” is stricken in its entirety and replaced with the following:

“Restricted Geographic Area” means the territory (i.e.: (i) state(s), (ii) county(ies), or (iii) city(ies)) in which, during the twenty-four (24) months prior to the Termination Date, Employee: (a) provided Material services on behalf of the Company and/or (b) solicited Customers or otherwise sold services on behalf of the Company. “Material” means Employee’s primary job duties and responsibilities, including but not limited to in connection with working with Customers or directly supervising individuals who work with Customers.

Addendum No. 3:

The language in Section 3.1 “Non-Competition” is modified by adding the following:

The restrictions related to competitive activities only apply while Employee is employed by the Company. Employee further acknowledges that the restrictions do not prevent Employee from exercising a lawful profession, trade, or business as they only apply while Employee is employed by the Company.

Addendum No. 4:

The language in Section 3.2 “Non-Solicitation and Non-Inducement of Customers” is stricken in its entirety and replaced with the following:

Except as prohibited by law, Employee agrees that during the Restricted Period, Employee shall not, directly or Indirectly, solicit, aid or induce any Customer of the Company to purchase goods or services then sold by the Company from another person or entity, or assist or aid any other person or entity in identifying or soliciting any such Customer if that sale or service would be located in a Restricted Geographic Area.

NORTH DAKOTA ADDENDUM

Addendum No. 1:

The language in Section 3 “Restrictive Covenants” is modified by adding the following:

The restrictions related to competitive activities and solicitation only apply while Employee is employed by the Company. Employee further acknowledges that the restrictions do not prevent Employee from exercising a lawful profession, trade, or business as they only apply while Employee is employed by the Company.

Addendum No. 2:

The language in Section 16 “Governing Law, Venue and Waiver” is modified by adding the following:

Employee understands that while residing and working in the State of North Dakota, the restrictions related to restrictive covenants, solicitation of customers, and competitive activities in Section 3 will be subject to the substantive laws of the State of North Dakota.

OKLAHOMA ADDENDUM

Addendum No. 1:

The language in Section 3.1 “Non-Competition” is modified by adding the following:

The restrictions related to competitive activities only apply while Employee is employed by the Company. Employee further acknowledges that the restrictions do not prevent Employee from exercising a lawful profession, trade, or business as they only apply while Employee is employed by the Company.

Addendum No. 2:

The language in Section 3.2 “Non‑Solicitation and Non-Inducement of Customers” is stricken in its entirety and replaced with the following:

Employee covenants and agrees that during the Restricted Period, Employee will not directly solicit the sale of goods, services or a combination of goods and services from the established customers of the Company.

OREGON ADDENDUM

Addendum No. 1:

The language in the “NOW, THEREFORE” section on page 1 of the Agreement is modified to include the following language:

The Agreement is executed (1) upon Employee’s initial employment with the Company and is a condition of such employment; (2) in exchange for an award made under the Company’s Long-Term Incentive Program; or (3) upon Employee’s “subsequent bona fide advancement” within the meaning of Oregon Revised Statutes (ORS) Section 653.295 because of, among other things, Employee’s increased responsibilities and access to Confidential Information and Trade Secrets. If this Agreement is executed upon initial employment, Employee acknowledges that Employee was informed in a written job offer at least two (2) weeks before starting work that Employee must enter into this Agreement as a condition of employment. If executed upon a “subsequent bona fide advancement,” Employee knowingly and voluntarily waives any argument that Employee’s new role does not constitute a “subsequent bona fide advancement.”

Addendum No. 2:

The definition of “Customer” in Section 2.5 is modified as follows:

“Customer” means any person(s) or entity(ies) who: (a) as of the Termination Date, is doing business with the Company or would reasonably be expected to return to the Company for purposes of doing business; and (b) within twenty-four (24) months prior to the Termination Date, Employee, directly or Indirectly: (i) provided products or services in connection with the Business; or (ii) provided written proposals about products or services in connection with the Business.

Addendum No. 3:

The language in Section 3.2 “Non Solicitation and Non-Inducement of Customers” is stricken in its entirety and replaced with the following:

During the Restricted Period and in connection with a Competitive Product or Service, Employee shall not directly or Indirectly: (a) solicit, refer or attempt to solicit or refer any Customer to a Competitor; (b) transact or attempt to transact business with any Customer; or (c) induce or encourage any Customer to terminate a relationship with the Company or otherwise to cease accepting services or products from the Company.

Addendum No. 4:

The language in Section 3.6 “General Exceptions” is supplemented as follows:

Except as provided in this section, the non-competition restrictions in Section 3.1 do not apply to Employee if (a) Employee is not classified as exempt from overtime under Oregon law as an employee engaged in administrative, executive, or professional work; or, (b) at the time of Employee’s separation from the Company, Employee is not paid a gross salary and commissions in the amount required under ORS 653.295, calculated on an annual basis (hereafter, a “Non-Qualified Employee”). However, even if Employee is a Non-Qualified Employee, the Company may, at its sole discretion, elect to enforce the non-competition restrictions in Section 3.1 by paying Employee, for up to the maximum Restricted Period, compensation equal to the greater of (c) fifty (50) percent of Employee’s annual gross base salary and commissions at the time of Employee’s separation; or (d) fifty (50) percent of the minimum annual compensation required under ORS 653.295. If the Company elects to enforce Section 3.1 by agreeing to make the payments referenced in this section, Employee will be notified in writing. Employee understands and acknowledges that the Company’s election not to pay the compensation set out in this section affects the applicability of Section 3.1 only in the event Employee is a Non-Qualified Employee and that the election of non-payment does not relieve a Non-Qualified Employee from any other post-employment restriction in the Agreement, including the restrictions in Sections 3.2 through 3.4 and 4.1.

VIRGINIA ADDENDUM

Addendum No. 1:

The language in Section 3.1 “Non-Competition” shall not apply to any employee who qualifies as a “low-wage employee” or is a non-exempt employee pursuant to Virginia law.

Addendum No. 2:

The language in Section 3.2 “Non-Solicitation and Non-Inducement of Customers” shall not apply to any employee who qualifies as a “low-wage employee” or is a non-exempt employee pursuant to Virginia law.

Addendum No. 3:

The language in Section 3.3 “Non-Solicitation and Non-Inducement of Employees” is stricken in its entirety and replaced with the following:

During the Restricted Period, Employee shall not directly or Indirectly: (a) solicit, recruit, encourage (or attempt to solicit, recruit or encourage), or by assisting others in soliciting, recruiting or encouraging, any individual who Employee knows (or reasonably should know) is currently employed by the Company (“Restricted Employees”); (b) contact or communicate with Restricted Employees for the purpose of inducing, assisting, encouraging, and/or facilitating them to terminate their employment with the Company or find employment or work with a Competitor; (c) provide or pass along to any Competitor the name, contact, and/or background information about any Restricted Employees or provide references or any other information about them; (d) provide or pass along to Restricted Employees any information regarding potential jobs with a Competitor, including but not limited to job openings, job postings, or the names or contact information of a Competitor hiring people or accepting job applications; and/or (e) offer employment or work to any Restricted Employees on behalf of a Competitor.

Addendum No. 4:

The language in Section 4.2 “Duration of Confidential Information and Trade Secrets” shall be stricken in its entirety and replaced with the following:

This obligation of non-disclosure and non-use shall last so long as the information remains confidential or for three (3) years following the Termination Date, whichever occurs first. Employee also understands that Trade Secrets are protected by statute and are not subject to any time limits. If Employee has any questions about whether such information is protected information, Employee agrees to contact the Company’s General Counsel writing before using, disclosing, or distributing any Confidential Information or Trade Secrets.

WASHINGTON STATE ADDENDUM

Addendum No. 1:

The language in Section 2.5 “Customer” is stricken in its entirely and replaced with the following:

“Customer” means any person(s), organization(s) or entity(ies) about whom Employee had knowledge or Confidential Information, and who is a current purchaser of products or services from the Company at the time Employee engages in any conduct that is prohibited by Section 3.2.

Addendum No. 2:

The language in Section 2.9 “Restricted Geographic Area” is stricken in its entirety and replaced with the following:

“Restricted Geographic Area” means: (a) within a ten (10) mile radius of: (i) any Company location where Employee worked; (ii) any Company location where Employee was assigned; or (iii) any other location where Employee performed Material (defined below) responsibilities for the Company (e.g., Employee performing remote work); and/or (b) if Employee had national responsibilities for the Company, any location where Employee performed Material responsibilities and where performing those responsibilities for a Competitor will provide an unfair advantage to that Competitor because of Employee’s access to and use of Confidential Information. “Material” means Employee’s primary job duties and responsibilities in connection with providing Customers with a Competitive Product or Service. The foregoing geographic restrictions are limited to Employee’s locations/responsibilities during the twenty-four (24) months prior to the Termination Date.

Addendum No. 3:

The language in Section 3.2 “Non-Solicitation and Non-Inducement of Customers” is stricken and replaced in its entirety with the following:

During the Restricted Period and in connection with a Competitive Product or Service, Employee shall not, directly or Indirectly, solicit or attempt to solicit any Customer to terminate a relationship with the Company or otherwise to cease or reduce accepting or purchasing products or services from the Company.

Addendum No. 4:

The language in Section 3.3 “Non-Solicitation and Non-Inducement of Employees” is stricken and replaced in its entirety with the following:

During the Restricted Period, Employee shall not, directly or Indirectly, solicit or attempt to solicit any individuals who Employee knows (or reasonably should know) are employees of the Company to terminate their employment with the Company.

Addendum No. 5:

The language in Section 3.4 “Non-Interference with Vendors and Suppliers” is stricken in its entirety and replaced with the following:

During the Restricted Period, Employee shall not, directly or Indirectly, interfere with the Company’s relationships with its vendors or suppliers in any way that would impair the Company’s relationship with such vendors or suppliers, including by reducing, diminishing or otherwise restricting the flow of supplies, services or goods from the vendors or suppliers to the Company. To the extent this section is determined to be a non-competition covenant, the parties agree that it is subject to the terms of this section.

Addendum No. 6:

The language in Section 3.6 “General Exceptions” is stricken in its entirety and replaced with the following:

Employee understands that Employee’s non-competition covenants and/or non-solicitation agreements in this section shall not apply to Employee if Employee is covered under applicable state statute or local ordinance/rule prohibiting non-competition covenants or non-solicitation agreements, including on the basis of Employee’s profession. Any term or provision in this Agreement, including but not limited to all or part of any restrictive covenant in Sections 3.1 through 3.4, that is or is determined to be a non-competition covenant under Washington state law is only effective and enforceable once Employee earns, on an annualized basis, more than the annual required minimum compensation, which may be prorated for service less than a year, for enforcement of non-competition covenants found in Title 49 RCW. For absence of doubt, Employee understands and agrees that even if Employee does not earn the required minimum compensation when Employee signs this Agreement, the non-competition covenants later become enforceable if Employee begins to earn sufficient compensation for their enforcement. This required minimum compensation for enforcement of non-competition covenants does not affect the enforceability of any other term or provision of this Agreement, including but not limited any term or provision, or part thereof, that is or is determined to be a non-solicitation agreement under Washington state law found in Title 49 RCW.

Addendum No. 7:

A new Section 3.7 “Non-Competition in the Event of a Layoff” is added and reads as follows:

In the event Employee’s employment is terminated as a result of a layoff, any term or provision of this Agreement, including but not limited to all or part of any restrictive covenant in Section 3.1 above, that is or is determined to be a non-competition covenant under Washington state law will not be enforced, unless, in the Company’s sole discretion, it elects to pay Employee compensation equivalent to Employee’s base salary at the time of termination for the period of enforcement of the non-competition covenants, less any compensation earned by Employee through subsequent employment (the “Non-competition Compensation”). The Company will advise Employee in writing whether it will elect to pay the Non-competition Compensation to enforce the non-competition covenants in this Agreement. Payment of the Non-competition Compensation will occur in bi-weekly installments on the Company’s regularly scheduled payday, until such time as the Company elects to discontinue the payments and in no event for longer than twelve (12) months. If the Company notifies Employee that it elects to pay the Non-competition Compensation under this section, Employee agrees to submit a written statement to the Company on or before the fifth day of each month during the period of enforcement of any non-competition covenant disclosing the amount of gross compensation Employee earned the previous month, along with the paystubs or other evidence of payment acceptable to the Company. Employee understands that the Company is entitled to offset any compensation Employee earns from subsequent installments of the Non-competition Compensation or, alternatively, to terminate all further payments of the Non-competition Compensation. If, during the period of enforcement of the non-competition covenants, Employee reports earning compensation equal to or greater than Employee’s base salary at the Company at the time of termination, Employee understands that the non-competition covenants will be enforceable according to their terms. At no time is the Non-competition Compensation earned or owed until paid. For absence of doubt, the Company reserves the right to elect not to pay any Non-competition Compensation or, after electing to pay the Non-competition Compensation, to discontinue payment at any time for any reason. Employee understands and agrees that this section and the potential Non-competition Compensation is only applicable if the Company terminates Employee’s employment as a result of a layoff.

Addendum No. 8:

The language in Section 4.4 “Additional Legal Exceptions to Non-Disclosure Obligations” is modified to add the following sentence to the end of that section:

Nothing in this Agreement prohibits Employee from discussing or disclosing conduct that Employee reasonably believes under Washington State, Federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.

Addendum No. 9:

The language in Section 16 “Governing Law, Venue and Waiver” is stricken in its entirety and replaced with the following:

This Agreement shall be construed and enforced in accordance with the substantive laws of the State of Washington without reference to principles of conflicts of laws. The parties stipulate that the exclusive venue for any legal proceeding arising out of this Agreement is the state and federal courts sitting in Seattle, Washington and waive any defense, whether asserted by motion or pleading, that the venue specified by this section is an improper or inconvenient venue, provided that a party may commence a legal proceeding in a relevant jurisdiction for the purpose of enforcing its rights under this Agreement. The parties further agree that a judge shall try any disputes between them, whether relating to this Agreement or any other conflict, claim or dispute.

WISCONSIN ADDENDUM

Addendum No. 1:

The language in Section 2.3 “Competitive Product or Service” is stricken in its entirety and replaced with the following:

“Competitive Product or Service” means any product, process, system or service (in existence or under development) of any person or organization other than the Company that competes with the Business and upon which Employee worked or had responsibilities at the Company during the twenty-four (24) months prior to the Termination Date (as defined below).

Addendum No. 2:

The language in Section 2.5 “Customer” is stricken in its entirety and replaced with the following:

“Customer” means any person(s) or entity(ies): (a) whom, within twenty-four (24) months prior to the Termination Date, Employee, directly or Indirectly (e.g., through employees whom Employee supervised) provided products or services in connection with the Business, or (b) about which Employee has Confidential Information or Trade Secrets that could be used to compete against the Company with respect to a Competitive Product or Service.

Addendum No. 3:

The language in Section 2.9 “Restricted Geographic Area” is stricken in its entirety and replaced with the following:

“Restricted Geographic Area” means the city(ies) in which, during the twenty-four (24) months prior to the Termination Date, Employee: (a) provided Material services on behalf of the Company (or in which Employee supervised others, directly or Indirectly, with respect to the exercise of such servicing activities), and/or (b) solicited Customers or otherwise sold services on behalf of the Company (or in which Employee supervised, directly or Indirectly, the solicitation or servicing activities related to such Customers). “Material” means Employee’s primary job duties and responsibilities in connection with working with Customers or directly supervising individuals who work with Customers.

Addendum No. 4:

The language in Section 3.1 “Non-Competition” is stricken in its entirety and replaced with the following:

During the Restricted Period and within the Restricted Geographic Area, Employee shall not directly or Indirectly perform the same or similar Material responsibilities Employee performed for the Company for a Competitor in connection with a Competitive Product or Service. Notwithstanding the foregoing, Employee may accept employment with a Competitor whose business is diversified, provided that: (a) Employee shall not be engaged in working on or providing Competitive Products or Services or otherwise use or disclose Confidential Information or Trade Secrets; and (b) the Company receives prior written assurances from the Competitor and Employee that are satisfactory to the Company that Employee shall not work on or provide Competitive Products or Services, or otherwise use or disclose Confidential Information or Trade Secrets. In addition, nothing in this Agreement is intended to prevent Employee from investing Employee’s funds in securities of a person engaged in a business that is directly competitive with the Company if the securities of such a person are listed for trading on a registered securities exchange or actively traded in an over-the-counter market and Employee’s holdings represent less than one percent (1%) of the total number of outstanding shares or principal amount of the securities of such a person.

Addendum No. 5:

The language in Section 3.2 “Non-Solicitation and Non-Inducement of Customers” is stricken in its entirety and replaced with the following:

During the Restricted Period and in connection with a Competitive Product or Service, Employee shall not directly or Indirectly: (a) solicit or refer or attempt to solicit or refer any Customer to a Competitor with the purpose of selling a Competitive Product or Service; or (b) induce or encourage any Customer to terminate a relationship with the Company or otherwise to cease accepting services or products from the Company in order to accept a Competitive Product or Service from a Competitor.

Addendum No. 6:

The language in Section 3.3 “Non-Solicitation and Non-Inducement of Employees” is stricken in its entirety and replaced with the following:

During the Restricted Period, Employee shall not directly or Indirectly solicit or encourage (or attempt to solicit or encourage) any Key Employee (defined below) of the Company to: (a) terminate employment with the Company in order to enter into employment or a business relationship with a competitor of the Company in which the Confidential Information the Key Employee has could be used to competitively harm the Company; or (b) enter into or commence any relationship in which the Key Employee would provide Competitive Products or Services. For purposes of this Section 3.3, “Key Employee” means any person who is: (i) employed by the Company, and is either someone with whom Employee had material contact with and obtained Confidential Information about that could be used to persuade the Key Employee to leave Key Employee’s employment with the Company or was supervised by Employee during the twelve (12) months immediately preceding the Termination Date, and (ii) is a manager, officer, director, or executive of the Company; and/or is in possession of Confidential Information and/or Trade Secrets that could be used to competitively harm the Company by the Competitor. Notwithstanding the foregoing, this Section 3.3 does not prohibit Employee from conducting generalized searches for employees or independent contractors by use of general advertisements or solicitations, including but not limited to advertisements or solicitations through newspapers, internet or other media of general circulation or engaging and using a search firm not specifically targeted at such individuals.

Addendum No. 7:
The language in Section 4.2 “Duration of Confidential Information and Trade Secrets” is stricken in its entirety and replaced with the following:

This obligation of non-disclosure and non-use of Confidential Information shall last only so long as the information remains confidential. However. Employee understands and agrees that to the extent this obligation of non-disclosure and non-use of Confidential Information applies to information that does not meet the definition of a Trade Secret, it shall apply only for twenty-four (24) months after the date on which Employee’s employment with the Company ends and only in geographic areas in which the unauthorized use or unauthorized disclosure of such Confidential Information could competitively harm the Company. Employee also understands that Trade Secrets are protected by statute and are not subject to any time limits. Nothing in this Agreement limits or affects the protection given to confidential information and trade secrets under statutory and common law. Employee agrees to contact the Company’s General Counsel before using, disclosing, or distributing any Confidential Information or Trade Secrets if Employee has any questions about whether such information is protected information.

Addendum No. 8:

The language in Section 8 “Severability and Reformation” is modified to add the following after the last sentence of the section:

The restrictive covenants in Sections 3.1, 3.2, 3.3, 3.4 and 4.1 are intended to be divisible and to be interpreted and applied independently.

Addendum No. 9:

Section 9 “Tolling” is stricken in its entirety

WYOMING ADDENDUM

Addendum No 1:

The language in Section 3.1 “Non-Competition” is modified as follows:

The non-competition covenant in Section 3.1 shall only apply to Employee: (a) for the protection of the Company’s Trade Secrets (where Employee has access to or use of such Trade Secrets); and/or (b) if Employee is determined to be (i) executive and management personnel or (ii) professional staff to executive and management personnel. For purposes of this Addendum, “Trade Secrets” means as that term is defined under Section 40-24-101(a)(iv) Wyoming Uniform Trade Secrets Act, WY Stat § 40-24-101 (2024).

Addendum No. 2:

The language in Section 3.2 through 3.3 shall be modified as follows:

If a court determines that W.S. § 1-23-108 applies to non-solicitation covenants, then the parties agree that Wyoming Addendum No. 1 applies with equal force and effect to Employee’s non-solicitation covenants in Section 3.2 through 3.3.